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                                                                    EXHIBIT 99.1

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                    ADVANCEPCS ANNOUNCES RECORD REVENUES AND
               EARNINGS FOR FY 2001 FOURTH QUARTER AND FULL YEAR

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                              FOR IMMEDIATE RELEASE

IRVING, Texas, May 29, 2001 -- AdvancePCS (Nasdaq: ADVP), the nation's leading provider of health improvement services, today reported its 56th consecutive quarter of record revenues and 27th consecutive quarter of record earnings (excluding one-time charges). For its fiscal 2001 fourth quarter ended March 31, 2001, AdvancePCS generated revenues of approximately $3.0 billion and EBITDA of $61.7 million (excluding $10.4 million in non-recurring charges related to the acquisition of PCS Health Systems, Inc.), compared to $521.0 million in revenues and $12.8 million in EBITDA during the same period last year, for increases of 474 percent and 382 percent respectively. Cash earnings per diluted share, which exclude non-recurring charges and goodwill amortization, were $0.48 compared with $0.23 for the fourth quarter of the prior year, an increase of 109 percent. Diluted weighted average shares outstanding were 44.8 million compared to 27.3 million shares for the fourth quarter of the prior year. Excluding non-recurring charges, diluted earnings per share for the quarter were $0.22.

For the fiscal year ended March 31, 2001, the company reported revenues of approximately $7.0 billion and EBITDA of $149.6 million (excluding $1.2 million in merger costs related to the previously announced FFI merger and $11.1 million in non-recurring charges related to the PCS acquisition), compared to revenues of $1.8 billion and EBITDA of $45.8 million for the comparable period last year, for increases of 283 percent and 227 percent respectively. Excluding merger costs and non-recurring charges, cash earnings per diluted share were $1.46 for fiscal 2001, compared with $0.83 in the prior year, an increase of 77 percent. Diluted weighted average shares outstanding were 36.2 million compared to 27.7 million shares last year. Excluding merger costs and non-recurring charges, diluted earnings per share for fiscal 2001 were $0.84.

The results for the quarter include the acquisition of PCS, which was completed in October 2000 and accounted for as a purchase transaction. Therefore, the results for fiscal 2001 incorporate the operations for PCS for only the last two quarters. These quarterly and fiscal year results also reflect a modification in the company's revenue recognition policies, which are now consistent across the company. Finally, as stated in prior SEC filings, AdvancePCS has consolidated certain operations in connection with the acquisition and integration of PCS, which has resulted in pre-tax charges to operating expenses of $11.1 million ($6.8 million after taxes) in fiscal 2001.

"The excellent results we have achieved in our fiscal fourth quarter and full year are a direct result of our ability to deliver health improvement services that are unmatched in the industry," said David D. Halbert, chairman and chief executive officer of AdvancePCS. "With the integration of PCS Health Systems substantially behind us, we have emerged as the clear leader in helping health plans manage prescription drug costs while ensuring quality care for patients. The increased number of new business opportunities we have received since the merger directly reflects our leadership status," he added.


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                                                                               2
ADVANCEPCS FOURTH QUARTER EARNINGS


As evidence of this strong position, AdvancePCS was awarded business from new clients representing more than one million additional lives in its pharmacy benefit and health improvement programs since January. New clients were balanced among the major customer groups, including employer, government, managed care, TPA and union groups. AdvancePCS also continued to sell successfully its consumer card business to existing and new clients.

One of the largest of these new clients, the state of Louisiana, has awarded the company a multi-year contract for prescription management services covering approximately 240,000 state government employees, retirees and their dependents. AdvancePCS will provide PBM services, including retail network administration, formulary management, mail order, drug utilization review and clinical consultation with physicians. In addition, plan members will have access to AdvancePCS' award winning Internet e-Health portal, BuildingBetterHealth.com, which provides in-depth drug and medical information along with the latest health news.

 During the last quarter, AdvancePCS also announced an agreement with the state of Massachusetts to provide pharmacy benefit management services for an innovative prescription drug insurance plan for older Americans and people with disabilities. Massachusetts is the first state in the nation to offer such a plan. "This landmark program has captured the federal government's attention as a possible model for a nationwide Medicare program, and it offers AdvancePCS a unique opportunity as we expand our efforts to provide more innovative services to government clients," noted Halbert.

"We're gratified that these important new clients selected AdvancePCS in what were highly competitive bidding situations," added Halbert. "These additions are a reflection of our increased emphasis on the state government market and are further evidence of the fact that we are the company best able to address the complex needs of all types of payors in this dynamic market."

Separately, as an example of our expertise in applying technological solutions to improve healthcare for individuals, AdvancePCS has expanded its relationship with Health Net, Inc. by entering into an agreement with Questium, a wholly owned subsidiary of Health Net, to support Questium's online benefits information and health, work, and life enhancement services. AdvancePCS will provide online prescription drug information to plan members who use the Questium Web site, as further described in a joint press release issued today.

Finally, AdvancePCS has issued a separate press release today regarding other corporate matters. Please refer to this press release for further information.

ABOUT ADVANCEPCS

AdvancePCS (www.advancepcsrx.com) is the nation's largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing more than $21 billion annually in prescription drug spending. The company offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members.

The company's capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, clinical trials and outcomes research, information management, and prescription drug services for the uninsured. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, state and local governments, and other health plan sponsors.


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ADVANCEPCS FOURTH QUARTER EARNINGS


Fortune magazine named AdvancePCS to its list of the 100 fastest growing companies in America -- ranking AdvancePCS number 23, while Forbes listed the company at number 253 in its Platinum 400 series of the nation's fastest growing and top earning corporations.

AdvancePCS is an information technology leader and has developed several online health e-solutions, including www.AdvanceRx.com, one of the country's most comprehensive Internet pharmacies. The company's e-health portal, www.BuildingBetterHealth.com, helps people stay healthy by providing valuable information on health and wellness.

CONFERENCE CALL INFORMATION

As previously announced, AdvancePCS will host a conference call with investors at 5:00 p.m. Eastern time on Tuesday, May 29, 2001, to discuss the company's financial results. The call will be broadcast live through the Internet and can be accessed at www.vcall.com. A taped replay of the conference call will be available for seven days and can be heard by dialing 888-203-1112, confirmation code 409044. The replay also will be available on the Vcall Web site for 90 days.

FORWARD LOOKING STATEMENTS

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management's plans and objectives constitute forward looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors detailed in AdvancePCS' Securities and Exchange Commission filings.

                                      # # #

CONTACT:      Blair Jackson
              Director of Public Relations
              AdvancePCS
              480-391-4138





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ADVANCEPCS FOURTH QUARTER EARNINGS


                        CONDENSED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)


                                             Three Months Ended            Year Ended
                                                  March 31,                 March 31,
                                              2001        2000(2)       2001        2000(2)
                                           ----------   ----------   ----------   ----------

Revenues(1)                                $2,991,394   $  521,008   $7,024,298   $1,833,888
Cost of revenues(1)                         2,896,885      500,523    6,794,715    1,758,386
Selling, general and administrative            52,208       10,361      127,777       38,953
Non-recurring and impairment                   10,449            0       11,129            0
                                           ----------   ----------   ----------   ----------
       Operating income                        31,852       10,124       90,677       36,549
Interest expense (net of income)               19,929          827       41,882        2,879
Merger costs                                        0            0        1,200            0
                                           ----------   ----------   ----------   ----------
       Income before taxes                     11,923        9,297       47,595       33,670
Provision for income taxes                      8,518        3,532       24,927       12,794
                                           ----------   ----------   ----------   ----------
Net income                                 $    3,405   $    5,765   $   22,668   $   20,876
                                           ==========   ==========   ==========   ==========




Net income exclusive of merger costs and non-recurring charges (net of tax):
                                           $    9,778   $    5,765   $   30,383   $   20,876

Net income per share exclusive of merger costs and non-recurring charges:
Diluted                                    $     0.22   $     0.21   $     0.84   $     0.75
Basic                                      $     0.27   $     0.23   $     1.04   $     0.84

Net income per share:
Diluted                                    $     0.08   $     0.21   $     0.63   $     0.75
Basic                                      $     0.09   $     0.23   $     0.78   $     0.84


Weighted average shares outstanding:
Diluted                                        44,827       27,344       36,189       27,737
Basic                                          36,490       25,017       29,145       24,760


Cash earnings per share                    $     0.48   $     0.23   $     1.46   $     0.83
(exclusive of goodwill amortization,
merger costs and non-recurring charges)


--------


(1) Historical revenues for the three months and the year ended March 31, 2000 have been reclassified to reflect adoption of consistent revenue recognition policies with PCS.

(2) Have been restated to give effect to the merger with FFI.


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ADVANCEPCS FOURTH QUARTER EARNINGS


                                SUPPLEMENTAL DATA
                                 (in thousands)



                                     Three Months Ended       Year Ended
                                          March 31,            March 31,
                                      2001       2000       2001       2000
                                    --------   --------   --------   --------

EBITDA (excluding merger costs
       and non-recurring charges)   $ 61,740   $ 12,809   $149,603   $ 45,762

Total depreciation and amort        $ 19,439   $  2,685   $ 47,797   $  9,213
       (including goodwill)

Goodwill amortization               $ 11,883   $    838   $ 23,775   $  3,354


Pharmacy network claims
       processed                     113,890     21,202    269,501     81,225

Mail pharmacy
       prescriptions filled            2,481        449      5,670      1,674




                               BALANCE SHEET DATA
                                 (in thousands)


                                                March 31, 2001       March 31, 2000
                                                --------------       --------------

Cash                                              $    110,048       $     55,243
Total assets                                      $  3,003,763       $    406,738
Long-term debt, including current portion         $    845,000       $     50,000
Stockholders' equity                              $    405,704       $     98,044
